Exhibit 1.2

FIFTH AMENDED AND RESTATED REVOLVING NOTE

U.S. $50,000,000.00	February 14, 2025

For Value Received, the undersigned, Twin Disc, Incorporated, a Wisconsin corporation (“TDI”), from the Closing Date until the consummation of the Kobelt Amalgamation, Twin Disc Canada Holdings Ltd., a company incorporated under the laws of British Columbia (“Kobelt Purchaser”) and immediately after giving effect to the Kobelt Acquisition and the Kobelt Amalgamation Kobelt Manufacturing Co. Ltd., a company amalgamated under the laws of British Columbia as a result of the Kobelt Amalgamation, jointly and severally (“Canadian Borrower” and, immediately after giving effect to the Kobelt Acquisition, together with TDI and Kobelt Purchaser, each individually and collectively, “Borrower”), hereby promises to pay to Bank of Montreal (“Bank”), as successor via assignment to BMO Bank N.A. (f/k/a BMO Harris Bank N.A.), at the principal office of Bank located in Milwaukee, Wisconsin (or such other location as Bank may designate to Borrower), in immediately available funds, the principal sum of Fifty Million and No/100 Dollars ($50,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Bank to Borrower pursuant to the Credit Agreement (as defined below), together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Fifth Amended and Restated Revolving Note (this “Note”) is one of the Revolving Notes referred to in the Credit Agreement dated as of February 14, 2025, between Borrower and Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Wisconsin. Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

This Note is an amendment and restatement of that certain Fourth Amended and Restated Revolving Note dated as of April 1, 2024, issued by BMO Bank N.A. and payable to the order of Bank, in the principal amount of $45,000,000 (the “Original Note”), and this Note is a continuation of the indebtedness evidenced by the Original Note but is limited by the face amount of this Note. This Note is not intended as and shall not be construed as a repayment, novation or refinancing of the Original Note, or the indebtedness evidenced thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed as of the date first above written.

TWIN DISC, INCORPORATED By: _________________________________ Name: Jeffrey Knutson Title: Vice President – Finance and Chief Financial Officer

(from the Closing Date until the

consummation of the Kobelt Amalgamation)

TWIN DISC CANADA HOLDINGS LTD.

By: ______________________________

Name:

Title:

(following the consummation of the Kobelt

Acquisition and the Kobelt Amalgamation)

KOBELT MANUFACTURING CO. LTD.

By: ______________________________

Name:

Title:

[Signature Page to Fifth Amended and Restated Revolving Note ($50,000,000.00)]